Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Level One Bancorp, Inc. of our report dated March 22, 2019 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Level One Bancorp, Inc. for the year ended December 31, 2018 and to the reference to us under the heading "Experts" in the prospectus.

South Bend, Indiana
March 5, 2020